Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226289

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, $0.001 par value per share	2,300,000	$140.85	$323,955,000	$35,343.50
Total	2,300,000	—	$323,955,000	$35,343.50

(1)	Includes 300,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(3)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-226289) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 23, 2018)

2,000,000 Shares

Reata Pharmaceuticals, Inc.

Class A Common Stock

We are offering 2,000,000 shares of Class A common stock in this offering.

Our Class A common stock is listed on The Nasdaq Global Market under the symbol “RETA”. On December 1, 2020, the last reported sale price of our Class A common stock on The Nasdaq Global Market was $151.85 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 6 of the accompanying prospectus, as well as other risk factors incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$140.85	$281,700,000
Underwriting discounts and commissions(1)	$1.91	$3,820,000
Proceeds, before expenses, to us	$138.94	$277,880,000

(1)	We refer you to “Underwriting” beginning on page S-22 for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to 300,000 additional shares of our Class A common stock. If the underwriters exercise this option in full, the total proceeds to us, before expenses, will be $319,562,000.

Delivery of the shares of Class A common stock is expected to be made on or about December 4, 2020.

Joint Book-Running Managers

Barclays	Goldman Sachs & Co. LLC

Prospectus Supplement dated December 1, 2020.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus, or any such free writing prospectus. We are offering to sell, and seeking offers to buy, Class A common stock only in jurisdictions where offers and sales are permitted. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus is accurate only as of the date of this prospectus supplement, the accompanying prospectus, and any such free writing prospectus, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any such free writing prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Documents Incorporated by Reference.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the SEC), using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and any related free writing prospectus that we have authorized for use in connection with this offering.

You should rely only on the information that we have included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus. This prospectus supplement, the accompanying prospectus, and any such related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, or any such related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement or the accompanying prospectus may contain forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements, other than statements of historical or present facts, contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future financial condition, future revenues, projected costs, prospects, business strategy, and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “might,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “model,” “should,” “would,” “plan,” “expect,” “predict,” “could,” “seek,” “goals,” “potential,” and similar terms or expressions that concern our expectations, strategy, plans, or intentions. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing, costs, conduct, and outcome of our clinical trials, including statements regarding the timing of the initiation and availability of data from such trials;

•	the timing and likelihood of regulatory filings and approvals for our product candidates;

•	whether regulatory authorities determine that additional trials or data are necessary in order to accept a new drug application for review and/or approval;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

•	our plans to research, develop, and commercialize our product candidates;

•	the commercialization of our product candidates, if approved;

•	the rate and degree of market acceptance of our product candidates;

•

our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the potential market opportunities for commercializing our product candidates;

•	the success of competing therapies that are or may become available;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates;

•	the ability to license additional intellectual property relating to our product candidates and to comply with our existing license agreements;

•	our ability to maintain and establish relationships with third parties, such as contract research organizations, suppliers, and distributors;

•	our ability to maintain and establish collaborators with development, regulatory, and commercialization expertise;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to grow our organization and increase the size of our facilities to meet our anticipated growth;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•	our expectations related to the use of our available cash;

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•	our ability to develop, acquire, and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress, and results of future preclinical studies and clinical trials, and our research and development programs;

•	the impact of governmental laws and regulations and regulatory developments in the United States and foreign countries;

•	developments and projections relating to our competitors and our industry;

•	the impact of the coronavirus disease (COVID-19) on our clinical trials, our supply chain, and our operations; and

•

other risks and uncertainties, including those described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020.

Any forward-looking statements in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus, the documents that we have incorporated by reference herein and therein, and the documents we have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, our business, and the markets for treatments of certain diseases, including data regarding the estimated size of those markets and the incidence and prevalence of certain medical conditions, is based on information from various third-party sources. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date, in our industry. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although neither we nor the underwriters have independently verified the accuracy or completeness of any third-party information, we believe the market opportunity information included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in or incorporated by reference into the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference carefully, including the “Risk Factors” section contained in this prospectus supplement and the accompanying prospectus, the “Risk Factors” section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment decision.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement to “Reata Pharmaceuticals,” “Reata,” “the Company,” “we,” “us,” and “our” refer to Reata Pharmaceuticals, Inc. and, where appropriate, our consolidated subsidiaries.

Company Overview

We are a clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing innovative therapies that change patients’ lives for the better. We concentrate on small-molecule therapeutics with novel mechanisms of action for the treatment of severe, life-threatening diseases with few or no approved therapies. Our lead programs are in rare forms of chronic kidney disease (CKD) and a rare neurological disease. We have announced positive topline data from registrational trials for both of our lead product candidates, bardoxolone methyl (bardoxolone) in patients with CKD caused by Alport syndrome and omaveloxolone in patients with a neurological disorder called Friedreich’s ataxia (FA). Both bardoxolone and omaveloxolone activate the transcription factor Nrf2 to normalize mitochondrial function, restore redox balance, and resolve inflammation. Because mitochondrial dysfunction, oxidative stress, and inflammation are features of many diseases, we believe bardoxolone and omaveloxolone have many potential clinical applications. We possess exclusive, worldwide rights to develop, manufacture, and commercialize bardoxolone, omaveloxolone, and our next-generation Nrf2 activators, excluding certain Asian markets for bardoxolone in certain indications, which are licensed to Kyowa Kirin Co., Ltd. (KKC).

Recent Key Developments

Bardoxolone for CKD Caused by Alport Syndrome

On November 9, 2020, we announced that the Phase 3 CARDINAL study of bardoxolone in patients with CKD caused by Alport syndrome met its primary and key secondary endpoints at the end of Year 2. At Week 100, in the intent-to-treat (ITT) population, which included estimated glomerular filtration rate (eGFR) values for patients who either remained on or have discontinued study drug, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR of 7.7 mL/min/1.73 m2 (p=0.0005). In the modified ITT (mITT) analysis, which assessed the effect of receiving treatment by excluding values after patients discontinued treatment, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR at Week 100 of 11.3 mL/min/1.73 m2 (p<0.0001). At Week 104 (four weeks after last dose in second year of treatment), patients in the ITT population treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR of 4.3 mL/min/1.73 m2 (p=0.023). Bardoxolone treatment was generally reported to be well-tolerated. Based on these positive results and following a recently completed pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA), we plan to proceed with the submission of an NDA for full marketing approval in the United States in the first quarter of 2021. We also plan to pursue marketing approval outside of the United States, and work has commenced on preparations to file for marketing approval in Europe.

Additionally, we provided data on kidney function from patients with Alport syndrome from EAGLE, a long-term extension study of bardoxolone in patients with rare forms of CKD. Change from baseline in eGFR has been assessed for 14 patients with Alport syndrome who were treated with bardoxolone for three years, with four-week off-treatment periods occurring at Weeks 48 and 100. Bardoxolone treatment resulted in a mean increase from baseline in eGFR of 11.5 mL/min/1.73 m2 at Year 1, 13.3 mL/min/1.73 m2 at Year 2, and 11.0 mL/min/1.73 m2 at Year 3.

Omaveloxolone for Friedreich’s Ataxia

Following the announcement of the positive data from the registrational Part 2 of the MOXIe trial (Part2) in October 2019, we had planned, subject to discussion with the FDA, to proceed with a submission for marketing approval of omaveloxolone for the treatment of FA in the United States. As previously announced, at a Type C meeting, the FDA provided us guidance that, although it does not have any concerns with the reliability of the mFARS primary endpoint results in Part 2, it was not convinced that the results from Part 2 support a single study approval. The FDA stated that we will need to conduct a second pivotal trial that confirms the mFARS results of Part 2 with a similar magnitude of effect. As an alternative, Reata proposed the Baseline-Controlled Study in which patients served as their own controls by comparing their treatment period during the MOXIe Extension with their pre-treatment period in either Part 1 of the MOXIe study (Part 1) or Part 2. The design of the Baseline-Controlled Study was discussed and agreed upon by external experts and Reata, and the SAP was submitted to the FDA prior to conducting the analysis contemplated by the proposed plan, but the FDA did not provide comments on the study design prior to our submission to the FDA of the Baseline-Controlled Study results.

The FDA completed its internal review of the Baseline-Controlled Study results of omaveloxolone for the treatment of patients with FA and concluded that the results do not strengthen the results of Part 2 of the MOXIe study. The FDA proposed some additional exploratory analyses using patients randomized to placebo during the MOXIe Part 2 study, but stated that the potential for these analyses to strengthen the study results was questionable due to the small number of patients available for analysis. The FDA stated that they remain interested in reviewing the results of the additional exploratory analyses as those may inform the future development program.

The Company plans to submit to the FDA the analyses that they proposed and to request a meeting with the FDA to discuss the development program. In addition, based on the FDA’s conclusion, the Company is considering the next steps for the development program, including whether to conduct a second pivotal study in patients with FA. At present, we plan to pursue marketing approval outside of the United States and work has commenced on preparations to file for marketing approval in Europe.

Clinical Studies Adapted for Continuity During COVID-19

As the coronavirus disease (COVID-19) emerged as a pandemic with serious public health implications during the first quarter of 2020, we undertook a series of measures to protect the health and safety of patients and health care workers involved in our ongoing clinical studies, while maintaining the conduct of our studies in accordance with guidance provided by the FDA and the European Medicines Agency. For example, we have implemented the use of at-home visits as an alternative to in-clinic visits when necessary to collect blood draws and to assess patient safety and arranged for home delivery of the study drug to patients. We issued an addendum to the SAP to accommodate COVID-19 impact. We continue to utilize these measures to ensure continued access to drug treatment and appropriate safety monitoring.

Background: Our Programs

The chart below is a summary of our programs by indication and phase:

In addition, KKC, our strategic collaborator in CKD, is currently conducting its registrational trial of bardoxolone in diabetic (type 1 and 2) CKD in Japan. KKC completed patient enrollment in this trial in June 2019 and expects to have topline data in the first half of 2022.

NYU has initiated an Investigator-Sponsored Trial (IST) (Phase 2/3 trial) of bardoxolone in COVID-19 patients called BARCONA.

*NDA submission planned in first quarter 2021

**See discussion below under “Regulatory Update on Omaveloxolone for Friedreich’s Ataxia”

Programs in CKD

We are developing bardoxolone for the treatment of patients with certain rare forms of CKD, including Alport syndrome, ADPKD, and other rare forms of CKD that, in the aggregate, affect more than 700,000 patients in the United States. CKD is characterized by a progressive worsening in the rate at which the kidney filters waste products from the blood, called the glomerular filtration rate (GFR). When GFR drops below approximately 15 mL/min/1.73 m2, patients develop end-stage kidney disease (ESKD) and require dialysis or a kidney transplant to survive. Dialysis leads to a reduced quality of life and increases the likelihood of serious and life-threatening complications. The five-year survival rate for hemodialysis patients is only approximately 42%.

eGFR is an estimate of GFR that nephrologists use to track the decline in kidney function and progression of CKD. In 11 separate CKD clinical trials, bardoxolone has been shown to improve eGFR in patients with diverse etiologies of CKD. We believe that bardoxolone treatment has the potential to delay or prevent GFR declines that cause the need for dialysis or a transplant in patients with Alport syndrome, ADPKD, and other rare forms of CKD.

Bardoxolone in CKD Caused by Alport Syndrome

Alport syndrome is a rare, genetic form of CKD caused by mutations in the genes encoding type IV collagen, which is a major structural component of the glomerular basement membrane in the kidney. The kidneys of patients with Alport syndrome progressively lose the capacity to filter waste products out of the blood, which can lead to ESKD and the need for chronic dialysis treatment or a kidney transplant. Alport syndrome affects both children and adults. In patients with the most severe forms of the disease, approximately 50% progress to dialysis by age 25, 90% by age 40, and nearly 100% by age 60. According to the Alport Syndrome Foundation, Alport syndrome affects approximately 30,000 to 60,000 people in the United States. There are currently no approved therapies to treat CKD caused by Alport syndrome.

On November 9, 2020, we announced that the Phase 3 CARDINAL study of bardoxolone in patients with CKD caused by Alport syndrome met its primary and key secondary endpoints at the end of Year 2. At Week 100, in the ITT population, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR of 7.7 mL/min/1.73 m2 (p=0.0005). Patients treated with bardoxolone experienced a mean change from baseline in eGFR of -0.8 mL/min/1.73 m2, while patients treated with placebo experienced a mean change from baseline in eGFR of -8.5 mL/min/1.73 m2. In the mITT analysis, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR at Week 100 of 11.3 mL/min/1.73 m2 (p<0.0001). In the mITT analysis, patients treated with bardoxolone experienced a mean increase from baseline in eGFR of 1.7 mL/min/1.73 m2, while patients treated with placebo experienced a mean decline from baseline in eGFR of -9.6 mL/min/1.73 m2. At Week 104 (four weeks after last dose in second year of treatment), patients in the ITT population treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR of 4.3 mL/min/1.73 m2 (p=0.023). Patients treated with bardoxolone experienced a mean change from baseline in eGFR of -4.5 mL/min/1.73 m2, while patients treated with placebo experienced a mean change from baseline in eGFR of -8.8 mL/min/1.73 m2.

Efficacy was observed across multiple subgroups at Week 100 and Week 104, including pediatric patients and patients with different genetic subtypes of Alport syndrome. The largest treatment effect at Week 104 was observed in the pediatric subgroup where the difference between treatment groups was 14.6 mL/min/1.73 m2 (p=0.004). The risk of kidney failure events (defined as ESKD, confirmed 30% eGFR decline, or confirmed eGFR < 15 mL/min/1.73 m2) was reduced by approximately 50% in bardoxolone-treated patients (9 patients versus 17 patients in placebo, with a hazard ratio of 0.49 and a p-value of 0.086).

Bardoxolone was generally reported to be well tolerated in this study, and the safety profile was similar to that observed in prior trials. Seventy-five patients (97%) receiving bardoxolone and 77 patients (96%) receiving placebo experienced an adverse event (AE). Ten patients (13%) receiving bardoxolone and four patients (5%) receiving placebo discontinued study drug due to an AE, and no individual AE contributed to more than two discontinuations in either group. The reported AEs were generally mild to moderate in intensity, and the most common AEs observed more frequently in patients treated with bardoxolone compared to patients treated with placebo were muscle spasms and increases in aminotransferases, and are thought to be associated with the pharmacology of the drug.

Eight patients (10%) receiving bardoxolone and 15 patients (19%) receiving placebo experienced a treatment-emergent serious adverse event (SAE). No SAEs were reported in pediatric patients treated with bardoxolone. No fluid overload or major adverse cardiac events were reported in patients treated with bardoxolone. Blood pressure was not significantly different between the two groups. The urinary albumin-to-creatinine ratio (UACR) was not significantly different between treatment groups at Week 100 or Week 104. Non-kidney symptoms associated with Alport syndrome, including psychiatric, hearing, vestibular, and ocular AEs, occurred less frequently in bardoxolone-treated patients.

We also reported results from the EAGLE study, in which the change from baseline in eGFR was assessed for 14 patients with Alport syndrome who were treated with bardoxolone for three years (two years in CARDINAL and one year in EAGLE), with four-week off treatment periods occurring at Weeks 48 and 100. Bardoxolone treatment resulted in a mean increase from baseline in eGFR of 11.5 mL/min/1.73 m2 at Year 1, 13.3 mL/min/1.73 m2 at Year 2, and 11.0 mL/min/1.73 m2 at Year 3.

We recently completed the previously announced pre-NDA meeting with the FDA to discuss the NDA submission content and plans. Based on that meeting and the FDA’s responses and the subsequently announced positive results of the Year 2 data of the CARDINAL Phase 3 study, we plan to proceed with an NDA filing for full marketing approval of bardoxolone in patients with CKD caused by Alport syndrome in the first quarter of 2021. We will also continue preparations to file for marketing approval in Europe.

Bardoxolone in ADPKD

ADPKD is a rare and serious hereditary form of CKD caused by a genetic defect in PKD1 or PKD2 genes leading to the formation of fluid-filled cysts in the kidneys and other organs. Cyst growth can cause the kidneys to expand up to five to seven times their normal volume, leading to pain and progressive loss of kidney function. ADPKD affects both men and women of all racial and ethnic groups and is the leading inheritable cause of kidney failure with an estimated diagnosed population of 140,000 patients in the United States. Despite current standard of care treatment, an estimated 50% of ADPKD patients progress to ESKD and require dialysis or a kidney transplant by 60 years of age.

In a Phase 2 study called PHOENIX, bardoxolone demonstrated a statistically significant increase from baseline in mean eGFR of 9.3 mL/min/1.73 m2 (p<0.0001) after 12 weeks of treatment in 31 patients with ADPKD. Available historical data for 29 of these patients showed an average annual decline in eGFR of 4.8 mL/min/1.73 m2 in the three-year period prior to study entry. The FDA has provided us with written guidance that, in patients with ADPKD, an analysis of eGFR during the off-treatment period demonstrating an improvement versus placebo after one year of bardoxolone treatment may support accelerated approval, and an improvement versus placebo after two years of treatment may support full approval. In May 2019, we began enrollment in FALCON, an international, multi-center, randomized, double-blind, placebo-controlled Phase 3 trial studying the safety and efficacy of bardoxolone in approximately 300 patients with ADPKD. The trial will enroll a broad range of patients from 18 to 70 years old with an eGFR between 30 to 90 mL/min/1.73 m². The enrollment of new patients was temporarily paused in March of 2020 due to safety concerns related to the COVID-19 global pandemic. We began to lift the screening hold in FALCON in June 2020, and currently, most sites are able to screen and randomize patients. The measures we implemented to the conduct of FALCON in response to COVID-19 have been effective, and we anticipate no meaningful impact on data integrity due to COVID-19.

Bardoxolone in Other Rare Forms of CKD

Three additional rare forms of CKD were studied in PHOENIX, including IgA nephropathy (IgAN), type 1 diabetic CKD (T1D CKD), and focal segmental glomerulosclerosis (FSGS). In each of these Phase 2 cohorts, bardoxolone demonstrated a statistically significant increase from baseline in mean eGFR after 12 weeks of treatment. We plan to pursue each of these rare and serious forms of CKD as commercial indications.

The FDA has granted orphan drug designation to bardoxolone for the treatment of Alport syndrome and ADPKD, and the European Commission has granted orphan drug designation to bardoxolone for the treatment of Alport syndrome.

Bardoxolone in Patients with CKD at Risk of Rapid Progression

We plan to evaluate the potential effect of bardoxolone in CKD patients at risk of rapid disease progression. This double-blind placebo-controlled Phase 2 trial is currently being developed to evaluate the efficacy and safety of bardoxolone in patients with CKD secondary to a variety of etiologies who are at risk of rapid progression. The study will require patients to have at least one of several risk factors for rapid progression of kidney disease prior to study enrollment. Patients with eGFR as low as 20 and as high as 60 mL/min/1.73 m2 will be enrolled in the study and the treatment duration will be 12 weeks.

Investigator-Sponsored BARCONA Study of Bardoxolone in Patients with COVID-19

Researchers at NYU Grossman School of Medicine (NYU) have initiated an IST, known as BARCONA, to study the effect of bardoxolone in patients suffering from COVID-19. Serious complications of COVID-19 are caused by excessive, systemic inflammation, which can result in dysfunction of the lungs, kidneys, and other organs. Acute kidney injury has been reported to occur in up to 28% of all hospitalized COVID-19 patients, and in up to 72% of patients who do not survive COVID-19. Bardoxolone and its analogs have demonstrated anti-inflammatory activity in animal models of acute lung and kidney injury, have increased survival in models of systemic inflammation, have been shown to suppress replication of several types of viruses and have shown improvements in kidney function in multiple clinical trials that enrolled over 3,000 patients with various forms of CKD where approximately 1,800 were exposed to bardoxolone treatment.

The Phase 2 BARCONA study is a randomized, double-blind trial that will enroll approximately 40 patients with a primary endpoint of safety and treatment duration of up to 29 days in hospitalized patients. Major exclusion criteria include patients who are intubated and on invasive mechanical ventilation for three or more days, prior hospitalization for heart failure, or eGFR <30 mL/min/1.73 m2. To further mitigate any safety risk, the trial was designed to pause after the enrollment of five patients to assess safety. The first five patients were enrolled, and the Executive Steering Committee reviewed the blinded safety data and decided to continue with enrollment. As with all trials conducted at NYU, the trial will be overseen by a Data Safety Monitoring Board that meets every other week.

We were involved in the design of the trial, have a member on the study’s executive steering committee, and are providing drug supply, as requested by NYU. Any further enrollment in a potential Phase 3 trial will be gated based on an assessment of Phase 2 safety and activity, as well as feasibility of conducting a Phase 3 trial.

Historical Development of Bardoxolone

Clinical trials enrolling over 2,000 patients exposed to bardoxolone have demonstrated consistent, clinically meaningful improvement in kidney function across several disease states as measured by eGFR and other markers of kidney function. Specifically, we have observed statistically significant increases in eGFR in all Phase 2 and Phase 3 clinical trials in numerous patient populations treated with bardoxolone, including patients with CKD caused by type 2 diabetes (T2D CKD), Alport syndrome, ADPKD, IgAN, T1D CKD, and FSGS.

We believe these data, in addition to the CARDINAL Phase 3 Year 2 data, support the potential for bardoxolone to delay or prevent dialysis, kidney transplant, and death in patients with Alport syndrome and other forms of CKD.

Additional observations from the prior clinical trials of bardoxolone include the following:

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Statistically significant increases in directly-measured GFR using the “gold standard” inulin clearance method, improvements in creatinine clearance, and reduction in the levels of blood waste products filtered by the kidney.

•	Sustained improvement in kidney function in long-term trials:

•

In two large, placebo-controlled clinical studies (BEAM and BEACON) in patients with T2D CKD, statistically significant increases in mean eGFR of 14.9 mL/min/1.73 m2 (p<0.001) and 5.6 mL/min/1.73 m2 (p<0.001), respectively, were sustained for at least one year.

•	Reduction in risk of adverse kidney outcomes, suggesting that bardoxolone treatment preserves kidney function and may delay the onset of kidney failure in patients with T2D and stage 4 CKD:

•

In BEACON, patients randomized to bardoxolone were significantly less likely to experience adverse kidney outcomes as defined by a composite endpoint consisting of ≥30% decline from baseline in eGFR, eGFR <15 mL/min/1.73 m2, or ESKD events (HR=0.48, p<0.0001).

•	In BEACON, bardoxolone treatment resulted in a decreased number of kidney-related SAEs and ESKD events.

•

Statistically significant improvement in eGFR during the off-treatment period in BEAM, BEACON, the Phase 2 portion of CARDINAL at Year 1, and the Phase 3 portion of CARDINAL at Year 2. We believe the eGFR benefit during the off-treatment period observed in these clinical trials demonstrates that bardoxolone treatment improved the structure of the kidney, modified the course of the disease, and may prevent or delay kidney failure and the need for dialysis or a kidney transplant.

Programs in Neurological Diseases

Omaveloxolone in FA

We are developing omaveloxolone for the treatment of patients with FA, an inherited, debilitating, and degenerative neuromuscular disorder that is normally diagnosed during adolescence and can lead to premature death. Patients with FA experience progressive loss of coordination, muscle weakness, and fatigue, which commonly progresses to motor incapacitation and wheelchair reliance. Symptoms generally occur in children, with patients requiring a wheelchair by their teens or early twenties. FA affects approximately 5,000 children and adults in the United States and 22,000 individuals globally. There are currently no approved therapies to treat FA.

Regulatory Update on Omaveloxolone for FA

Our Phase 2 trial, called MOXIe, was a two-part, international, multi-center, randomized, double-blind, placebo-controlled registrational trial that studied the safety and efficacy of omaveloxolone in patients with FA. Additionally, patients who completed the study and met eligibility requirements could participate in the MOXIe Extension during which investigators and patients remained blinded to prior treatment assignments. In October 2019, we announced that Part 2 in patients with FA met its primary endpoint of change in mFARS relative to placebo after 48 weeks of treatment. Patients treated with omaveloxolone (150 mg/day) demonstrated a statistically significant, placebo-corrected 2.40 point mean improvement (decrease) in mFARS after 48 weeks of treatment (p=0.014). Patients treated with omaveloxolone demonstrated improvement relative to placebo in every subcategory measured under mFARS. Omaveloxolone treatment was generally reported to be well-tolerated.

Following the announcement of the positive data from Part 2 in October 2019, we had planned, subject to discussion with the FDA, to proceed with a submission for marketing approval of omaveloxolone for the treatment of FA in the United States. As previously announced, at a Type C meeting, the FDA provided us guidance that, although it does not have any concerns with the reliability of the mFARS primary endpoint results in Part 2, it was not convinced that the results from Part 2 support a single study approval. The FDA stated that we will need to conduct a second pivotal trial that confirms the mFARS results of Part 2 with a similar magnitude of effect. As an alternative, Reata proposed the Baseline-Controlled Study in which patients served as their own controls by comparing their treatment period during the MOXIe Extension with their pre-treatment period in either Part 1 of the MOXIe study (Part 1) or Part 2. The design of the Baseline-Controlled Study was discussed and agreed upon by external experts and Reata, and the SAP was submitted to the FDA prior to conducting the analysis contemplated by the proposed plan, but the FDA did not provide comments on the study design prior to our submission to the FDA of the Baseline-Controlled Study results.

The FDA completed its internal review of the Baseline-Controlled Study results of omaveloxolone for the treatment of patients with FA and concluded that the results do not strengthen the results of Part 2 of the MOXIe study. The FDA proposed some additional exploratory analyses using patients randomized to placebo during the MOXIe Part 2 study but stated that the potential for these analyses to strengthen the study results was questionable due to the small number of patients available for analysis. The FDA stated that they remain interested in reviewing the results of the additional exploratory analyses as those may inform the future development program.

The Company plans to submit to the FDA the analyses that they proposed and to request a meeting with the FDA to discuss the development program. In addition, based on the FDA’s conclusion, the Company is considering the next steps for the development program, including whether to conduct a second pivotal study in patients with FA. At present, we plan to pursue marketing approval outside of the United States and work has commenced on preparations to file for marketing approval in Europe.

Baseline-Controlled Study Results

The Baseline-Controlled Study evaluated the efficacy of omaveloxolone treatment using a baseline-controlled analysis design from patients in Part 1 and patients assigned to the placebo-arm of Part 2 who were enrolled in the MOXIe Extension. Efficacy was assessed by comparing the annualized rate of change in mFARS during the pre-treatment period to the annualized rate of change in mFARS during the treatment period for patients who received approximately 48 weeks of omaveloxolone in the MOXIe Extension (the paired difference). The pre-treatment period for Part 1 patients is the period from enrollment in Part 1 to enrollment in the MOXIe Extension. The pre-treatment period for Part 2 patients is the 48-week treatment period, during which they received placebo in Part 2.

The primary efficacy analyses were analyzed according to a statistical hierarchy. The primary analysis population included Part 1 and Part 2 patients without pes cavus who had an mFARS assessment at Week 48 of the MOXIe Extension. The Part 2 placebo population was then analyzed separately followed by the Part 1 population.

The Baseline-Controlled Study demonstrated statistically significant evidence of efficacy (p=0.0022) for the primary endpoint of the paired difference in annualized mFARS slopes between the treatment and pre-treatment periods in the primary analysis population (Table 1, Hierarchy 1). Evaluation of the data for patients from Part 2 and Part 1, separately, also demonstrated a statistically significant treatment effect, consistent with the primary analysis of the Baseline-Controlled Study and Part 2. All three analysis populations, including the primary analysis population, the Part 2 placebo population, and the Part 1 population, on average, demonstrated worsening (positive slope) during the pre-treatment period and an improvement (negative slope) during the treatment period. There was no significant difference between the paired differences of patients from Part 1 and Part 2 (two-sample t-test, p=0.53), confirming suitability for pooling for the primary analysis population (Part 1 and Part 2 combined).

Table 1: Analyses of Annualized Rate of Change in mFARS

Hierarchy	Analysis Population	Pre-treatment Mean (SE)	Treatment Mean (SE)	Paired Difference Mean (SE)	p-value
1	Primary Population (n=34)	2.28 (0.49)	-1.47 (0.96)	-3.76 (1.13)	0.0022
2	Part 2 Placebo (n=14)	2.84 (1.05)	-1.79 (1.56)	-4.62 (1.89)	0.029
3	Part 1 (n=20)	1.90 (0.40)	-1.26 (1.25)	-3.15 (1.43)	0.040

Sensitivity analyses were performed to assess multiple alternate methods for calculating slope and comparing treatment and pre-treatment periods. Additionally, analyses were performed using the all enrolled population, which included patients with and without pes cavus. All of these analyses consistently demonstrated a significant treatment effect and upheld the conclusion of the primary analysis.

Recent FA Data Presentations/ Publications

In September 2020, additional data analyses from Part 2 were presented at the American Academy of Neurology’s Emerging Science conference and the FARA 2020 Biomarker & Clinical Endpoint Meeting by Dr. David Lynch, M.D., Ph.D. Dr. Lynch is an attending physician at the Children’s Hospital of Philadelphia, professor of neurology at the Perelman School of Medicine at the University of Pennsylvania, and the principal investigator of the MOXIe study. These analyses provided new insights that were not communicated previously in the announcement of topline results in 2019.

An analysis of the change in mFARS from baseline demonstrated that patients in the omaveloxolone arm performed numerically better than placebo on all subsections of the mFARS exam. Furthermore, omaveloxolone patients in subgroups that typically have a worse prognosis and progress faster, including patients with longer GAA1 repeats, patients with cardiomyopathy, non-ambulatory patients, and younger patients, on average, experienced a larger placebo-corrected improvement in mFARS compared to the study population as a whole.

Additionally, all secondary endpoints either favored the omaveloxolone arm or were neutral. Patients on omaveloxolone experienced a nominal improvement in the Activities of Daily Living questionnaire (ADL), with all nine questions favoring the omaveloxolone arm. On average, ADL for patients on omaveloxolone did not change from baseline, while placebo-treated patients worsened. Both patient global impression of change (PGIC) and clinical global impression of change (CGIC) numerically favored omaveloxolone, and improvement in PGIC correlated with the observed improvement in mFARS.

In October 2020, the results from Part 2 evaluating the efficacy and safety of omaveloxolone in patients with FA were published in the journal Annals of Neurology.

Omaveloxolone in Other Potential Indications

In addition, we have observed compelling activity of omaveloxolone and our other Nrf2 activators in preclinical models of Parkinson’s disease, dementia, epilepsy, Huntington’s disease, and amyotrophic lateral sclerosis (ALS), and we plan to pursue the development of omaveloxolone and our other Nrf2 activators for one or more of these diseases.

RTA 901 in Neurodegeneration and Neuroprotection Diseases

We are also developing RTA 901 in neurological indications. RTA 901 is the lead product candidate from our Hsp90 modulator program. We have observed favorable activity of RTA 901 in a range of preclinical models of neurological disease, including models of diabetic neuropathy, neuroinflammation, and neuropathic pain. We have completed a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 901 administered orally, once-daily in healthy adult volunteers, and no safety or tolerability concerns were reported. We plan to continue development for RTA 901 in neurological diseases, such as diabetic neuropathy. We are the exclusive licensee of RTA 901 and have worldwide commercial rights.

Other Clinical Programs

In addition, we are developing RTA 1701, the lead product candidate from our proprietary series of RORgt inhibitors, for the potential treatment of a broad range of autoimmune, inflammatory, and fibrotic diseases. We have completed a Phase 1 trial to evaluate the safety, tolerability, and pharmacokinetic profile of RTA 1701 in healthy adult volunteers. No safety or tolerability concerns were reported, and we observed an acceptable pharmacokinetic profile. We plan to continue development for RTA 1701 in autoimmune, inflammatory, or fibrotic diseases. We retain all rights to our RORgt inhibitors, which are not subject to any existing commercial collaborations.

Financial Information

As of September 30, 2020, we had cash and cash equivalents of $578.3 million.

Our Corporate Information

We were incorporated in 2002 in Delaware. Our principal executive office is located at 5320 Legacy Drive, Plano, Texas 75024, and our telephone number is (972) 865-2219. Our website address is www.reatapharma.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

“Reata,” “Reata Pharmaceuticals,” the Reata Pharmaceuticals logo, and other trademarks or service marks of Reata Pharmaceuticals, Inc. appearing in this prospectus are the property of Reata Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

The Offering

Class A common stock offered by us	2,000,000 shares

Option to purchase additional shares of Class A common stock from us	300,000 shares

Class A common stock to be outstanding immediately following this offering	31,070,820 shares (31,370,820 shares if the underwriters elect to exercise in full their option to purchase additional shares from us)

Class B common stock to be outstanding immediately following this offering	5,044,931 shares

Total common stock to be outstanding immediately following this offering	36,115,751 shares (36,415,751 shares if the underwriters elect to exercise in full their option to purchase additional shares from us)

Voting rights	We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to three votes per share.

Use of proceeds	We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to, advancing the development of bardoxolone, omaveloxolone, and RTA 901 through clinical trials, preparing to file for marketing approval of bardoxolone in the United States and Europe and omaveloxolone in Europe, and preparing for commercialization of our potential products. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Nasdaq Global Market symbol	“RETA”

The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on 29,070,820 shares of Class A common stock and 5,044,931 shares of Class B common stock outstanding as of November 27, 2020, and excludes:

•

120,762 shares of Class A common stock issuable upon the exercise of outstanding stock options issued pursuant to our Second Amended and Restated Long Term Incentive Plan (Plan), at a weighted average exercise price of $142.40 per share;

•

4,208,124 shares of Class B common stock issuable upon the exercise of outstanding stock options issued pursuant to our Plan, or stand-alone option agreements, at a weighted average exercise price of $77.27 per share;

•	23,875 shares of Class A common stock issuable upon vesting of restricted stock units issued pursuant to our Plan;

•	73,701 shares of Class B common stock issuable upon vesting of restricted stock units issued pursuant to our Plan; and

•	2,794,380 shares, which may be issued in either Class A common stock or Class B common stock, that are reserved for future issuance under our Plan.

Unless otherwise indicated, all information in this prospectus reflects and assumes:

•	no conversion of shares of our Class B common stock into shares of our Class A common stock prior to the completion of this offering; and

•	the underwriters do not exercise their option to purchase up to 300,000 additional shares of our Class A common stock.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, with other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, including the risks under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020. The occurrence of any of these risks could harm our business, financial condition, or future results. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business, financial condition, or future results.

Risks Related to this Offering and Our Class A Common Stock

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering as discussed in the section of this prospectus supplement entitled “Use of Proceeds.” Although we plan to use the net proceeds from this offering as described, we will have broad discretion in the application of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Class A common stock. Our failure to apply these funds effectively could affect our ability to continue to develop, manufacture, and commercialize our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A significant portion of our total outstanding shares may be sold, which could cause the market price of our Class A common stock to drop significantly and impede our ability to raise future capital, even if our business is doing well.

As of November 27, 2020, we had 5,044,931 shares of Class B common stock outstanding representing 14.8% of our outstanding shares of common stock, all of which are restricted as a result of securities laws. Of those 5,044,931 total shares of Class B common stock, 117,640 shares of Class B common stock held by non-affiliates may be converted into shares of Class A common stock and sold in the near future, and 4,927,291 shares of Class B common stock may be converted into shares of Class A common stock and, after the expiration of the lock-up period described in the section of this prospectus supplement entitled “Underwriting,” may be sold subject to any applicable volume, manner of sale, and other limitations under federal securities laws with respect to affiliate sales.

Additionally, our (i) Seventh Amended and Restated Registration Rights Agreement dated as of November 10, 2010 (the Registration Rights Agreement), entered into with certain of our investors in connection with our Series A through H preferred stock financings, and (ii) our development and commercialization agreement with Blackstone Life Sciences, LLC, provide certain registration rights for 4,558,719 shares of Class B common stock and 2,239,369 shares of Class A common stock (not including shares of Class A common stock issuable upon conversion of shares of Class B common stock) as of November 27, 2020. Once we register these shares, they can be freely sold in the public market.

In addition, as of November 27, 2020, there are approximately 4,328,886 shares subject to outstanding options to purchase Class A or Class B common stock and approximately 97,576 restricted stock units for shares of Class A or Class B common stock that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rule 144 under the Securities Act of 1933 (the Securities Act). We have registered all shares of Class A common stock or Class B common stock that we issue under our employee benefit plans, including our Plan. Once they are issued in accordance with the terms of the plans, they can be freely sold in the public market upon issuance, subject to the restrictions imposed on our affiliates under Rule 144 and, in the case of Class B common stock, conversion to Class A common stock.

Sales of a substantial number of shares of our Class A common stock in the public market, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. If the market price of our Class A common stock is low, we may not be able to raise additional equity in amounts sufficient to fund our business plans or we may issue significant additional shares to raise funds, resulting in significant dilution to our stockholders.

In connection with this offering, our executive officers, directors, and certain of our stockholders entered into lock-up agreements under which they agreed, subject to specific exceptions, not to sell any of our capital stock for 30 days following the date of the underwriting agreement entered into in connection with this offering, except with the prior written consent of the representatives. Following the expiration of this 30-day lock up period, the shares of our common stock subject to the underwriters’ lock-up agreements will be eligible for future sale, subject to applicable volume, manner of sale, and other limitations of Rule 144 of the Securities Act. See the section of this prospectus supplement entitled “Underwriting” for a discussion of the material terms of the lock-up agreements.

We do not expect to pay any cash dividends in the foreseeable future.

We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As a result, capital appreciation, if any, of our Class A common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 2,000,000 shares of our Class A common stock in this offering will be approximately $277.4 million, or approximately $319.0 million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to, advancing the development of bardoxolone, omaveloxolone, and RTA 901 through clinical trials, preparing to file for marketing approval of bardoxolone in the United States and Europe and omaveloxolone in Europe, and preparing for commercialization of our potential products.

Further, we may use a portion of the net proceeds to acquire complementary businesses, products, or technologies, although we have no present commitments or agreements for any specific acquisitions. Pending these uses, we plan to invest these net proceeds in interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States of America.

Based on our current operations, plans and assumptions, we expect the net proceeds from this offering, combined with our current operating capital, to fund our operations through product launches of bardoxolone and omaveloxolone. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DIVIDEND POLICY

We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon our results of operations, financial condition, contractual restrictions, capital requirements, and other factors. Our future ability to pay dividends on our capital stock may be limited by the terms of any future debt that we may incur or any preferred securities that we may issue in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020, on an actual and an as-adjusted basis to give effect to the issuance and sale of 2,000,000 shares of our Class A common stock in this offering.

You should read this information together with our financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as incorporated by reference herein.

	AS OF SEPTEMBER 30, 2020
	ACTUAL	AS ADJUSTED
	(in thousands)
Cash and cash equivalents	$578,263	$855,623

Stockholders’ equity:
Preferred stock, $0.001 par value per share, 100,000,000 shares authorized, no shares issued or outstanding, actual; 100,000,000 shares authorized, no shares issued or outstanding, as adjusted	—	—
Class A common stock, $0.001 par value per share, 500,000,000 shares authorized, 28,833,595 shares issued and outstanding, actual; 500,000,000 shares authorized, 30,833,595 shares issued and outstanding, as adjusted	29	31
Class B common stock; $0.001 par value per share, 150,000,000 shares authorized, 5,045,092 shares issued and outstanding, actual; 150,000,000 shares authorized 5,045,092 shares issued and outstanding, as adjusted	5	5
Additional paid-in capital	1,078,279	1,355,637
Accumulated deficit	(892,469)	(892,469)

Total stockholders’ equity	185,844	463,204

Total capitalization	$185,844	$463,204

The number of shares of our Class A common stock and our Class B common stock to be outstanding after this offering is based on 28,833,595 shares of Class A common stock and 5,045,092 shares of Class B common stock outstanding as of September 30, 2020, and excludes:

•

4,560,002 shares of Class A and Class B common stock issuable upon the exercise of outstanding stock options issued as of September 30, 2020, pursuant to our Plan, or stand-alone option agreements, at a weighted average exercise price of $76.19 per share;

•	91,776 shares of Class A and Class B common stock issuable upon vesting of restricted stock units issued pursuant to our Plan; and

•	2,809,445 shares, which may be issued in either Class A common stock or Class B common stock to be reserved for future issuance under our Plan, as of September 30, 2020.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership, and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, alternative minimum tax consequences, U.S. federal estate or gift tax laws, any state, local, or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	persons that hold any of our Class B common stock; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership, and disposition of our Class A common stock by such partnership.

Distributions

We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined and discussed below) and with respect to effectively connected dividends (as discussed below), any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is or continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any distributions paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on withholdable payments, including any dividends paid on our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our Class A common stock on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Barclays Capital Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Barclays Capital Inc.	1,000,000
Goldman Sachs & Co. LLC	1,000,000

Total	2,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 300,000 additional shares of Class A common stock at the price per share set forth on the cover page of this prospectus supplement. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, for a period of 60 days from the date of this prospectus supplement, and our executive officers and directors and certain of our stockholders for a period of 30 days from the date of this prospectus supplement, have agreed that we and they will not, subject to certain specified limited exceptions (including an exception for the sale by CPMG, Inc. of up to 250,000 shares of Class A common stock beginning 15 days from the date of this prospectus supplement and for certain gifts and distributions), without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on The Nasdaq Global Market under the symbol “RETA.”

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of common stock.

	Per Common Share	Without Option	With Option
Public offering price	$140.85	$281,700,000	$323,955,000
Underwriting discount	$1.91	$3,820,000	$4,393,000
Proceeds, before expenses, to us	$138.94	$277,880,000	$319,562,000

We estimate that our portion of the total expenses of this offering will be approximately $0.5 million.

Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than it is required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Global Market, in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on The Nasdaq Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking, and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make independent investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (EEA Member State), an offer to the public of any shares of our Class A common stock which are the subject of the offering contemplated by this document may not be made in that EEA Member State except that an offer to the public in that EEA Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any offer of shares of our Class A common stock in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our Class A common stock and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed, or caused to be released, issued, or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales, and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1,D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares offered in this prospectus supplement may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the representatives are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Cooley LLP, Boston, Massachusetts, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Reata Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Reata Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC (File No. 001-37785). Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of The Nasdaq Global Market.

We make available free of charge on our Internet website at http://www.reatapharma.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information in this prospectus and information previously filed with the SEC. Therefore, before you decide to invest in our Class A common stock, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February  19, 2020, including those portions of our definitive proxy statement on Schedule 14A, filed on April 29, 2020, incorporated by reference therein;

•

our Quarterly Report on Form 10-Q for the quarter ended March  31, 2020, filed on May  11, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August  10, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2020, filed on November 9, 2020;

•

the Current Reports on Form 8-K filed on June  2, 2020, June  11, 2020, June  11, 2020, June  24, 2020, July  7, 2020, July  30, 2020, August  27, 2020, November  9, 2020 (excluding item 2.02), and November 9, 2020; and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 23, 2016, and any other amendments or reports filed with the SEC for purposes of updating such description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed in February 19, 2020.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

Reata Pharmaceuticals, Inc.

Attn: Secretary

5320 Legacy Drive

Plano, Texas 75024

Telephone number: (972) 865-2219

PROSPECTUS

Reata Pharmaceuticals, Inc.

CLASS A COMMON STOCK

CLASS B COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

RIGHTS

We may from time to time, in one or more offerings, offer and sell shares of our Class A common stock, shares of our Class B common stock, shares of preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and rights.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with only a general description of these securities and the manner in which we will offer these securities. The specific terms of any securities that we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “RETA.” On July 20, 2018, the closing price of our Class A common stock was $46.40.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risk. Before you make an investment in our securities, we recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 6 of this prospectus.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in any accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. Each time we offer the securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” “the Company,” or “Reata” refer to Reata Pharmaceuticals, Inc.; and the term “securities” refers collectively to the securities registered hereunder or any combination thereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement may contain forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements, other than statements of historical facts, contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “model,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding the timing, costs, conduct, and outcome of our clinical trials, including statements regarding the timing of the initiation and availability of data from such trials;

•	our ability to advance our Nrf2 activators and other technologies;

•	the timing and likelihood of regulatory filings and approvals for our product candidates;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

•	our plans to research, develop, and commercialize our product candidates;

•	the commercialization of our product candidates, if approved;

•	the rate and degree of market acceptance of our product candidates;

•

our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the potential market opportunities for commercializing our product candidates;

•	the success of competing therapies that are or may become available;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates;

•	the ability to license additional intellectual property relating to our product candidates and to comply with our existing license agreements;

•	our ability to maintain and establish relationships with third parties, such as contract research organizations, suppliers, and distributors;

•	our ability to maintain and establish collaborators with development, regulatory, and commercialization expertise;

•	our ability to attract and retain key scientific or management personnel;

•	our ability to grow our organization and increase the size of our facilities to meet our anticipated growth;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

•	regulatory developments in the United States and foreign countries;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our expectations related to the use of our available cash;

•	our ability to develop, acquire, and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress, and results of future preclinical studies and clinical trials, and our research and development programs;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	the impact of governmental laws and regulations;

•	developments and projections relating to our competitors and our industry; and

•

other risks and uncertainties, including those described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 2, 2018, as supplemented by our Quarterly Reports on Form 10-Q.

Any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, and discussed elsewhere in this prospectus, each prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

THE COMPANY

We are a clinical stage biopharmaceutical company focused on identifying, developing, and commercializing therapeutics with profound biological and clinical activity to address serious and life-threatening diseases with few or no approved therapies by targeting molecular pathways that regulate cellular metabolism and inflammation. We are currently conducting three registrational trials with our lead product candidates, bardoxolone methyl and omaveloxolone, which activate the transcription factor Nrf2 to restore mitochondrial function, reduce oxidative stress, and resolve inflammation. Bardoxolone methyl is currently being studied in a single, pivotal Phase 3 trial, known as CARDINAL, for the treatment of chronic kidney disease, or CKD, caused by Alport syndrome. We began enrolling patients in CARDINAL in the second half of 2017. Omaveloxolone is being studied in a two-part Phase 2 trial for the treatment of Friedreich’s ataxia, or FA, known as MOXIe. We began enrolling the registrational part two of MOXIe in the second half of 2017. Bardoxolone methyl is also being studied in a Phase 3 trial, known as CATALYST, for the treatment of pulmonary arterial hypertension, or PAH, associated with connective tissue disease, or CTD-PAH. We have received orphan drug designation from the FDA for bardoxolone methyl for the treatment of Alport syndrome and PAH and for omaveloxolone for the treatment of FA. We have additional promising preclinical development programs. We believe that our product candidates and preclinical programs have the potential to improve clinical outcomes in numerous underserved patient populations.

OUR CORPORATE INFORMATION

We were incorporated in 2002 in Delaware. Our headquarters are located at 2801 Gateway Drive, Suite 150, Irving, Texas 75063, and our telephone number is (972) 865-2219. Our website address is www.reatapharma.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

“Reata Pharmaceuticals,” the Reata Pharmaceuticals logo, and other trademarks or service marks of Reata Pharmaceuticals, Inc. appearing in this prospectus are the property of Reata Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act enacted in April 2012. As a result, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including delaying auditor attestation of internal control over financial reporting, providing only two years of audited financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations, and reducing executive compensation disclosures.

We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, which will be December 31, 2021, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests. However, we have irrevocably elected not to avail ourselves of the extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, and other information with the SEC (File No. 001-37785). Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can also obtain information about us at the offices of The NASDAQ Global Market.

We make available free of charge on our Internet website at http://www.reatapharma.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information in this prospectus and information previously filed with the SEC. Therefore, before you decide to invest in a particular offering under this shelf registration statement, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC):

•

our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March  2, 2018, including those portions of our definitive proxy statement on Schedule 14A, filed on April 30, 2018, incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 8, 2018;

•	the Current Reports on Form 8-K filed on May 25, 2018, June 13, 2018, June 14, 2018, and July 23, 2018 (two filings); and

•

the description of our Class  A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 23, 2016, and any other amendments or reports filed with the SEC for purposes of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

Reata Pharmaceuticals, Inc.

Attn: Secretary

2801 Gateway Drive, Suite 150

Irving, Texas 75063

Telephone number: (972) 865-2219

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement together with all of the other information included in this prospectus, any prospectus supplement, and the documents we incorporate by reference in evaluating an investment in our securities. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from any sale of securities described in this prospectus for general corporate purposes, which may include, among other things, capital expenditures, the advancement of our product candidates in clinical trials, preclinical trials, and to meet working capital needs. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our thirteenth amended and restated certificate of incorporation and our second amended and restated bylaws, and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

General

Our amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock. This dual-class structure is a fundamental element of our overall strategy to seek to maximize stockholder value over the long-term. Holders of our Class A common stock and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Shares of Class B common stock can be sold at any time and, subject to limited exceptions, must irrevocably convert to shares of Class A common stock upon sale or transfer. Therefore, we expect that, over time, the Class B common stockholder class will diminish as a percentage of our total shares outstanding and that the remaining shares of Class B common stock will be concentrated in the hands of our longest-term stockholders.

Our authorized capital stock consists of 750,000,000 shares, all with a par value of $0.001 per share, of which:

•	500,000,000 shares are designated as Class A common stock;

•	150,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.

As of June 30, 2018, there were outstanding:

•	20,244,675 shares of Class A common stock held of record by approximately 334 stockholders; and

•	5,961,183 shares of Class B common stock held of record by approximately 167 stockholders.

As of June 30, 2018, there were:

•	3,337,509 shares of Class B common stock that are issuable upon exercise of outstanding options.

Common Stock

Voting Rights

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, and each holder of our Class B common stock is entitled to three votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by our amended and restated certificate of incorporation or by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

If we propose to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•

If we propose to amend our amended and restated certificate of incorporation to alter or change the powers, preferences or special rights of a class of stock in a manner that affects them adversely, then that class would be required to vote separately to approve the proposed amendment.

•

Our amended and restated certificate of incorporation expressly authorizes the number of authorized shares of Class A common stock or Class B common stock to be increased or decreased by the affirmative vote of the holders of a majority of the voting power of common stock, voting as a single class, irrespective of Section 242(b)(2) of the Delaware General Corporation Law.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Because our amended and restated certificate of incorporation provides for plurality voting for the election of directors, a director may be elected even if less than a majority of the votes cast are in favor of such election.

Economic Rights

Dividends and Distributions. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of Class A common stock and Class B common stock will be entitled to receive, when, as, and if declared by our board of directors, out of any assets legally available therefor, such dividends as may be declared from time to time by our board of directors. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock will receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock will receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights. In the event of our liquidation, dissolution, or winding-up, upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, the remaining assets legally available for distribution to stockholders shall be distributed ratably among the holders of Class A common stock and Class B common stock and any participating preferred stock outstanding at that time.

Mergers and Consolidations. In connection with any merger or consolidation with or into another entity, shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or other consideration paid or otherwise distributed to our stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion. Our Class A common stock is not convertible into any other shares of our capital stock. Each share of Class B common stock is convertible at the option of the holder at any time into one share of Class A common stock.

Each share of Class B common stock will be automatically converted into one share of Class A common stock upon transfer of any share of Class B common stock, whether or not for value, by any holder of that share, except transfers by an initial registered holder to:

•	a nominee of that holder, without any change in beneficial ownership, within the meaning of Section 13(d) of the Exchange Act; or

•

(1) another person who, at the time of the transfer, beneficially owns shares of Class B common stock or (2) a nominee of such person, without any change in beneficial ownership, within the meaning of Section 13(d) of the Exchange Act.

Further, any transfer without consideration to any of the following will not result in conversion:

•	any controlled affiliate of that holder who remains a controlled affiliate;

•	any active or retired partner of that holder;

•	the estate of that initial holder or a trust established for the benefit of the descendants or any relatives or spouse of that holder;

•

a parent corporation or wholly owned subsidiary of that holder or to a wholly owned subsidiary of that parent unless and until the transferee ceases to be a parent or wholly owned subsidiary of the holder or a wholly owned subsidiary of any parent; or

•	an immediate family member of any holder.

Lastly, any bona fide pledge by a holder to a financial institution in connection with a borrowing will not result in any conversion. If any transfer does not give rise to automatic conversion under these provisions, then any subsequent transfer by the holder, other than any transfer by such holder to a nominee of such holder, without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act, or the pledgor, as the case may be, will be subject to automatic conversion upon these terms and conditions.

Holders of common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We currently have no outstanding shares of preferred stock. Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of

100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, which could decrease the market price of our common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations, and restrictions, including, but not limited to, some or all of the following:

•

the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•

whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences, and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation and any certificates of designation that our board of directors may adopt.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt.

Options

As of June 30, 2018, under the 2007 LTIP and outstanding stock options granted pursuant to individual compensation arrangements, options to purchase an aggregate of 3,337,509 shares of Class B common stock, having a weighted-average exercise price of $20.60 per share, are outstanding, and 741,402 additional shares of Class A common stock and Class B common stock are available for future grant under the 2007 LTIP.

Stockholder Registration Rights

Certain registration rights are provided for under the terms of our Seventh Amended and Restated Registration Rights Agreement dated as of November 10, 2010, or the Registration Rights Agreement, entered into with certain of our investors in connection with our Series A through H convertible preferred stock financings. Pursuant to the Registration Rights Agreement, on June 30, 2018, 1,305,793 shares of Class A common stock (not including shares of Class B common stock that are convertible into shares of Class A common stock) and 4,873,347 shares of Class B common stock were registrable shares. Holders of more than 67% of the registerable shares, which we refer to as the initiating holders, at any time, may twice request that we effect the registration of at least 50% of the registerable shares held by all holders of registration rights, or a lesser number of shares if the aggregate price to the public of the offering (net of underwriter discounts) will be at least $5 million. Furthermore, if Form S-3 is available for an offering by the initiating holders, the initiating holders may request that we effect an unlimited number of registrations on Form S-3 at an aggregate offering price of at least $1,000,000 per registration on Form S-3. In addition, the holders of registrable shares have piggyback registration rights if we determine to register any equity securities for our own account or the account of another security holder. The holders of registrable shares have waived their piggyback registration rights with respect to the registration statement of which this prospectus is a part. We will pay the registration expenses, other than underwriting fees, discounts, or commissions, of the shares registered pursuant to the registrations described above, but limited to four registrations on Form S-3. The Registration Rights Agreement terminates with respect to any holder who is permitted to sell, within a 90-day period, all of such holder’s registrable shares in compliance with Rule 144.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Dual Class Common Stock Structure

As discussed above, our Class B common stock has three votes per share, while our Class A common stock, which is the only class of stock that is publicly traded, has one vote per share. Because of our dual class common stock structure, our founders, directors, executives, employees, and current holders of our Class B common stock (and their affiliates) will continue to be able to control all matters submitted to our stockholders for approval even if they own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other stockholders may view as beneficial.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

In general, Section 203 defines “voting stock” to mean, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock refers to such percentage of the votes of such voting stock.

We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Board Composition and Filling Vacancies

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are elected by plurality vote. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of common stock outstanding are able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of a majority of the voting power of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Actions by Stockholders

Our amended and restated certificate of incorporation also restricts the ability of stockholders to interfere with the powers of the board of directors in specified ways, including the constitution and composition of committees and the election and removal of officers.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our amended and restated certificate of incorporation and amended and restated bylaws provide that only our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Advance Notice Requirements

Our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders, including proposals to nominate candidates for election as directors at a meeting of stockholders, must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the stockholders cannot amend any of the provisions described above except by a vote of 66 2/3% or more of the voting power of the shares of our outstanding common stock.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation also provides for the authorization of undesignated preferred stock. As a result, our board of directors may issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or any action asserting a claim against us that is governed by the internal affairs doctrine, including any action to interpret, apply, or enforce our amended and restated certificate of incorporation or our amended and restated bylaws. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Although our amended and restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Listing

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “RETA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Ave. Brooklyn, NY 11219.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate, if any, relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if any, see “Where You Can Find More Information.”

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue shares of our common stock or shares of our preferred stock will describe the terms of the common share warrants and preferred share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the shares of common stock or shares of preferred stock that may be purchased upon exercise of the warrants;

•	the terms for changes or adjustments to the exercise price of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or shares of preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or shares of preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our shares of common stock or shares of preferred stock, the holder will not have any rights as a holder of our shares of common stock or shares of preferred stock, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of us and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract, preferred stocks or warrants, which we refer to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or preferred stock. We may offer rights separately or together with one or more additional rights, preferred stock, common stock, or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights. The particular terms of the rights and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement, or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date on which stockholders entitled to the rights distribution will be determined;

•	the aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the ability to exercise the rights will commence, and the date on which such ability will expire;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination, and cancellation rights, if any;

•	any applicable material U.S. federal income tax considerations; and

•	and other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange, and exercise of the rights.

Each right will entitle the holder of rights to purchase, for cash, the number of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	to or through one or more underwriters, initial purchasers, brokers, or dealers;

•	through agents to investors or the public;

•	in short or long transactions;

•	through put or call option transactions relating to our common stock;

•	directly to agents or other purchasers

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	though a combination of any such methods of sale; or

•	through any other method described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, initial purchasers, dealers, or agents in connection with the offering, including:

•	the terms of the offering;

•	the names of any underwriters, dealers, or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any options (whether or not for over-allotments) under which the underwriters may purchase additional shares of common stock from us;

•	any underwriting discounts, concessions, commissions, or agency fees and other items constituting compensation to underwriters, dealers, or agents;

•	any delayed delivery arrangements;

•	any public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers; or

•	any securities exchange or market on which the common stock offered in the prospectus supplement may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities hereunder, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for sale is reached. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or pay to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used for the sale of securities, we, or an underwriter, will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly in transactions not involving underwriters, dealers, or agents.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the applicable securities laws and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the applicable securities laws. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of their businesses for which they may receive customary fees and reimbursement of expenses.

We may use underwriters with whom we have a material relationship. We will describe the nature of such relationship in the applicable prospectus supplement.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

We may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us, including, without limitation, in connection with distributions of the securities by those broker-dealers. We may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Reata Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

2,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Goldman Sachs & Co. LLC